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                                                                    EXHIBIT 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         We consent to the incorporation by reference in this registration statement on Form S-3 of Peregrine Systems, Inc. of our report dated February 10, 2000, with respect to the consolidated balance sheets of Harbinger Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated in the Form 8-K of Peregrine Systems, Inc. dated June 29, 2000 and to the reference to our firm under the heading "Experts" in the prospectus.

                                             /s/ KPMG LLP

Atlanta, Georgia
February 8, 2001


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